Callaway Golf Company Announces Revenue And Earnings Growth; Reiterates Full Year Earnings Guidance; And Reports Turnaround Plan Is On Track

- 2013 first quarter earnings per share of $0.47, compared to $0.37 in 2012

- 2013 first quarter non-GAAP earnings per share of $0.33, compared to $0.18 in 2012

- Callaway increases estimated first half 2013 non-GAAP earnings per share guidance from $0.33 to $0.44; lowers estimated first half sales guidance from $555 million to $540 million

- Callaway reiterates full year 2013 earnings guidance, estimating non-GAAP net income at breakeven and non-GAAP loss per share of $0.04; lowers full year 2013 estimated sales guidance from $850 million to $830 million.

CARLSBAD, Calif., April 25, 2013 /PRNewswire/ -- Callaway Golf Company (NYSE:ELY) today announced its first quarter 2013 financial results, including 12% sales growth on a constant currency basis on its current business, which excludes the brands and businesses that in 2012 were sold or transitioned to a third party model as part of its 2012 turnaround plan. On a GAAP basis, the Company's sales grew 1% for the first quarter of 2013 as compared to the same period in 2012.

GAAP RESULTS.

For the first quarter of 2013, the Company reported the following results, as compared to the same period in 2012:

Dollars in millions except per share amounts	First Quarter 2013	% of Sales	First Quarter 2012	% of Sales	Improvement/ (Decline)
Net Sales	$288	-	$285	-	$3
Gross Profit	$130	45%	$124	44%	$6
Operating Expenses	$90	31%	$97	34%	$7
Operating Income	$40	14%	$28	10%	$12
Income Tax Provision	$2	1%	$0	0%	($2)
Net Income	$42	14%	$32	11%	$10
Earnings per share (Diluted)	$0.47	-	$0.37	-	$0.10

NON-GAAP FINANCIAL RESULTS.

In addition to the Company's results prepared in accordance with GAAP, the Company also provided additional information concerning its results on a non-GAAP basis. The manner in which this non-GAAP information is derived is discussed in more detail toward the end of this release and the Company has provided in the tables to this release a reconciliation of this non-GAAP information to the most directly comparable GAAP information.

For the first quarter of 2013, the Company reported the following non-GAAP results, as compared to the same period in 2012:

Dollars in millions except per share amounts	First Quarter 2013	% of Sales	First Quarter 2012	% of Sales	Improvement/ (Decline)
Net Sales	$288	-	$285	-	$3
Gross Profit	$133	46%	$124	44%	$9
Operating Expenses	$89	31%	$103	36%	$14
Operating Income	$44	15%	$21	7%	$23
Income Tax Provision	$18	6%	$10	3%	($8)
Net Income	$29	10%	$15	5%	$14
Earnings per share (Diluted)	$0.33	-	$0.18	-	$0.15

The Company's net sales for the first quarter of 2013 increased to $288 million, as compared to $285 million for the same period in 2012. The strength of the Company's 2013 product line allowed the Company to more than offset the negative impact of foreign currency and the 2012 sale of the Top-Flite and Ben Hogan brands and the transition in 2012 to a third party model for other products, including U.S. apparel and footwear. As compared to 2012, the Company's first quarter 2013 net sales were adversely affected by $8 million due to changes in foreign currency exchange rates and by $20 million due to the sold or transitioned brands and products. For the first quarter of 2013, net sales relating to the Company's current business, which excludes these sold or transitioned brands and products, increased by 8% and on a constant currency basis increased by 12%.

In addition to the increase in sales, improvements in gross margins and operating expenses contributed to a 27% increase in GAAP fully diluted earnings per share for the first quarter of 2013 compared to the same period in 2012. The Company's GAAP earnings results for both periods benefited from the effects of the Company's deferred tax valuation allowance, which significantly reduced the Company's income tax provision. The Company's GAAP fully diluted earnings per share for the first quarter of 2013 was also adversely affected by approximately $0.02 per share related to charges incurred in connection with the Company's 2012 cost-reduction initiatives. The Company's GAAP fully diluted earnings per share for the first quarter of 2012 was positively affected by approximately $0.05 per share related to a gain on the sale of the Top-Flite and Ben Hogan brands. On a non-GAAP basis, which excludes these charges/gains and uses an assumed tax rate of 38.5%, the Company's fully diluted earnings per share increased to $0.33 for the first quarter of 2013 as compared to $0.18 for the first quarter of 2012.

"I am very pleased with our overall results this quarter," commented Chip Brewer, President and Chief Executive Officer. "The strength of our 2013 product line, including our new X Hot products and Versa line of putters, allowed us to achieve a 12% increase in net sales on our current business on a constant currency basis. In addition, we are beginning to see the results of the many cost-reduction and other initiatives we took in 2012, which contributed to improvements in gross margins and operating expenses, and all of which culminated in a $23 million increase in non-GAAP operating income for the first quarter of 2013. However, it is still early in the year, and the second quarter always has a big impact on our ability to achieve our full year financial targets. With that said, the first quarter was an important first step in our multi-year turnaround plan and we are pleased to report our turnaround is on track."

Business Outlook

First Half 2013

"We are lowering our first half 2013 net sales guidance due to continued foreign currency headwinds and a slower than expected start to the golf season in the United States and Europe as a result of unfavorable weather conditions," commented Brad Holiday, Chief Financial Officer. "Our earnings for the first quarter of 2013 were higher than anticipated due to better than expected gross margins and operating expenses, as well as gains on foreign exchange hedging contracts, all of which together more than offset the negative impact of foreign currency exchange rates during the quarter," continued Mr. Holiday. "As a result of our better than expected first quarter earnings, we are raising our earnings guidance for the first half of 2013."

The Company is currently providing the following revised guidance for the first half of 2013:

  Net sales for the first half of 2013 are currently estimated to be $540 million, compared to previous guidance of $555 million. Net sales for the first half of 2012 were $566 million, which included net sales of $47 million relating to the brands and products that in 2012 were sold or transitioned to a third party model.  Excluding sales from the sold or transitioned businesses, the Company estimates that net sales from its current business on a constant currency basis will increase by approximately 7% in the first half of 2013 compared to the first half of 2012.
  Non-GAAP earnings per share is currently estimated at $0.44 for the first half of 2013, compared to previous guidance of $0.33 per share. During the first half of 2012, the Company reported non-GAAP earnings per share of $0.25.*

Full Year 2013

"We are lowering our full year 2013 net sales guidance, primarily due to our expectations that the unfavorable foreign currency headwinds experienced during the first quarter of 2013 will continue for the balance of the year," explained Brad Holiday, Chief Financial Officer. "We believe, however, that gains on our foreign currency hedging contracts, along with better operating efficiencies, will enable us to mitigate the anticipated adverse foreign currency conditions and maintain our full year earnings guidance at this time."

As a result, the Company is currently providing the following revised guidance for the full year 2013:

  Net sales for the full year 2013 are currently estimated to be $830 million, compared to previous guidance of $850 million. Net sales for 2012 were $834 million, which included net sales of $60 million related to the brands and products that in 2012 were sold or transitioned to a third party model.  Excluding sales from the sold or transitioned businesses, the Company estimates that net sales from its current business on a constant currency basis will increase by approximately 12% in 2013 compared to 2012.
  For the full year 2013, the Company continues to estimate that non-GAAP net income will be break-even with a non-GAAP loss per share of $0.04 due to the impact of dividends paid on the Company's outstanding convertible preferred stock.  For the full year 2012, the Company's non-GAAP loss was $43 million with a non-GAAP loss per share of $0.77.*

*Note: The non-GAAP estimates of net income and earnings per share exclude for 2013 carryover charges related to the Company's 2012 cost-reduction initiatives and exclude for 2012 gains and charges related to the sale of the Top Flite/Ben Hogan brands and the 2012 cost-reduction initiatives. The non-GAAP estimates for both 2013 and 2012 are based upon an assumed tax rate of 38.5% because the GAAP tax rates are not directly correlated to the Company's pre-tax results due to the effect of the Company's deferred tax valuation allowance.

Conference Call and Webcast

The Company will be holding a conference call at 2:00 p.m. PDT today to discuss the Company's financial results, outlook and business. The call will be broadcast live over the Internet and can be accessed at www.callawaygolf.com. To listen to the call, please go to the website at least 15 minutes before the call to register and for instructions on how to access the broadcast. A replay of the conference call will be available approximately three hours after the call ends, and will remain available through 9:00 p.m. PDT on Thursday, May 2, 2013. The replay may be accessed through the Internet at www.callawaygolf.com or by telephone by calling 1-855-859-2056 toll free for calls originating within the United States or 404-537-3406 for International calls. The replay pass code is 32874412.

Non-GAAP Information

The GAAP results contained in this press release and the financial statement schedules attached to this press release have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP"). To supplement the GAAP results, the Company has provided certain non-GAAP financial information as follows:

Constant Currency Basis. The Company provided certain information regarding the Company's net sales or projected net sales on a "constant currency basis." This information estimates the impact of changes in foreign currency rates on the translation of the Company's current or projected future period net sales as compared to the applicable comparable prior period. This impact is derived by taking the current or projected local currency results and translating them into U.S. Dollars based upon the foreign currency exchange rates for the applicable comparable prior period. It does not include any other effect of changes in foreign currency rates on the Company's results or business.

Excluded Items. The Company presented certain of the Company's financial results excluding (i) the gain recognized in connection with the sale of the Top-Flite and Ben Hogan brands, (ii) charges related to the 2012 cost-reduction initiatives, or (iii) sales related to the Top-Flite and Ben Hogan brands or the products that were transitioned in 2012 to a third party model, including U.S. apparel and footwear.

Adjusted EBITDA. The Company provided information about its results, excluding interest, taxes, depreciation and amortization expenses, and impairment charges ("Adjusted EBITDA").

Assumed Tax Rate. As a result of the Company's previously reported deferred tax valuation allowance that was first established in 2011, the Company's GAAP tax rate is not directly correlated to the Company's pre-tax results. For comparative purposes, the Company has provided certain of the Company's income and earnings/loss information and Adjusted EBITDA information based upon an assumed tax rate of 38.5%. The difference between the Company's actual tax rate and this assumed tax rate is reflected on the attached schedules under "Non-Cash Tax Adjustment."

The non-GAAP information presented should not be considered in isolation or as a substitute for any measure derived in accordance with GAAP. The non-GAAP information may also be inconsistent with the manner in which similar measures are derived or used by other companies. Management uses such non-GAAP information for financial and operational decision-making purposes and as a means to evaluate period over period comparisons and in forecasting the Company's business going forward. Management believes that the presentation of such non-GAAP information, when considered in conjunction with the most directly comparable GAAP information, provides additional useful comparative information for investors in their assessment of the underlying performance of the Company's business without regard to these items. The Company has provided reconciling information in the attached schedules.

Forward-Looking Statements: Statements used in this press release that relate to future plans, events, financial results, performance or prospects, including statements relating to the estimated sales, income and loss per share for 2013, success of the 2013 product line, effectiveness of foreign currency hedging contracts, the Company's recovery/turnaround, and long-term outlook are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. These statements are based upon current information and expectations. Accurately estimating the forward-looking statements is based upon various risks and unknowns including delays, difficulties, or increased costs in implementing the 2012 cost-reduction initiatives; consumer acceptance of and demand for the Company's products; the level of promotional activity in the marketplace; future consumer discretionary purchasing activity, which can be significantly adversely affected by unfavorable economic or market conditions; and future changes in foreign currency exchange rates and the degree of effectiveness of the Company's hedging programs. Actual results may differ materially from those estimated or anticipated as a result of these risks and unknowns or other risks and uncertainties, including continued compliance with the terms of the Company's credit facility; delays, difficulties or increased costs in the supply of components needed to manufacture the Company's products or in manufacturing the Company's products; adverse weather conditions and seasonality; any rule changes or other actions taken by the USGA or other golf association that could have an adverse impact upon demand or supply of the Company's products; a decrease in participation levels in golf; and the effect of terrorist activity, armed conflict, natural disasters or pandemic diseases on the economy generally, on the level of demand for the Company's products or on the Company's ability to manage its supply and delivery logistics in such an environment. For additional information concerning these and other risks and uncertainties that could affect these statements, the golf industry, and the Company's business, see the Company's Annual Report on Form 10-K for the year ended December 31, 2012 as well as other risks and uncertainties detailed from time to time in the Company's reports on Forms 10-Q and 8-K subsequently filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Callaway Golf

Through an unwavering commitment to innovation, Callaway Golf Company (NYSE:ELY) creates products designed to make every golfer a better golfer. Callaway Golf Company manufactures and sells golf clubs and golf balls, and sells golf accessories under the Callaway Golf® and Odyssey® brands worldwide. For more information please visit www.callawaygolf.com or shop.callawaygolf.com.

Contacts:	Brad Holiday
Patrick Burke
(760) 931-1771

(Logo: http://photos.prnewswire.com/prnh/20091203/CGLOGO)

Callaway Golf Company
Consolidated Condensed Balance Sheets
(In thousands)
(Unaudited)

	March 31,	December 31,
	2013	2012

ASSETS
Current assets:
Cash and cash equivalents	$ 28,072	$ 52,003
Accounts receivable, net	255,703	91,072
Inventories	201,951	211,734
Deferred taxes, net	4,014	4,170
Income taxes receivable	3,850	1,810
Assets held for sale	-	2,396
Other current assets	26,683	23,811
Total current assets	520,273	386,996

Property, plant and equipment, net	83,894	89,093
Intangible assets, net	117,376	118,223
Other assets	42,765	43,324
Total assets	$ 764,308	$ 637,636

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$ 139,939	$ 129,021
Accrued employee compensation and benefits	23,269	20,649
Accrued warranty expense	7,887	7,539
Income tax liabilities	5,589	4,357
Asset-based credit facility	79,489	-
Total current liabilities	256,173	161,566

Long-term liabilities	153,613	154,362
Shareholders' equity	354,522	321,708
Total liabilities and shareholders' equity	$ 764,308	$ 637,636

Callaway Golf Company
Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Quarter Ended
	March 31,
	2013	2012

Net sales	$ 287,756	$ 285,098
Cost of sales	157,320	160,727
Gross profit	130,436	124,371
Operating expenses:
Selling	68,308	76,838
General and administrative	14,587	12,234
Research and development	7,413	7,473
Total operating expenses	90,308	96,545
Income from operations	40,128	27,826
Other income, net	4,001	3,684
Income before income taxes	44,129	31,510
Income tax provision (benefit)	2,469	(292)
Net income	41,660	31,802
Dividends on convertible preferred stock	783	2,625
Net income allocable to common shareholders	$ 40,877	$ 29,177

Earnings per common share:
Basic	$0.58	$0.45
Diluted	$0.47	$0.37
Weighted-average common shares outstanding:
Basic	71,060	64,983
Diluted	92,197	84,930

Callaway Golf Company
Consolidated Condensed Statements of Cash Flows
(In thousands)
(Unaudited)

	Quarter Ended
	March 31,
	2013	2012
Cash flows from operating activities:
Net income	$ 41,660	$ 31,802
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	6,956	8,745
Deferred taxes, net	332	(2,321)
Non-cash share-based compensation	757	788
Gain on disposal of long-lived assets	(247)	(559)
Gain on sale of intangible assets	-	(6,616)
Discount amortization on convertible notes	169	-
Changes in assets and liabilities	(150,187)	(124,245)
Net cash used in operating activities	(100,560)	(92,406)

Cash flows from investing activities:
Capital expenditures	(3,145)	(8,687)
Net proceeds from sale of intangible assets	-	26,861
Proceeds from sale of property, plant and equipment	3,651	50
Net cash provided by investing activities	506	18,224

Cash flows from financing activities:
Issuance of common stock	-	1
Dividends paid	(1,495)	(3,279)
Proceeds from credit facilities, net	79,489	85,900
Other financing activities	-	169
Net cash provided by financing activities	77,994	82,791

Effect of exchange rate changes on cash	(1,871)	37
Net (decrease) increase in cash and cash equivalents	(23,931)	8,646
Cash and cash equivalents at beginning of period	52,003	43,023
Cash and cash equivalents at end of period	$ 28,072	$ 51,669

Callaway Golf Company
Consolidated Net Sales and Operating Segment Information and Non-GAAP Reconciliation
(In thousands)
(Unaudited)

	Net Sales by Product Category
	Quarter Ended
	March 31,		Growth/(Decline)
	2013	2012	Dollars	Percent
Net sales:
Woods	$ 99,501	$ 90,729	$ 8,772	10%
Irons	57,501	58,316	(815)	-1%
Putters	32,550	24,092	8,458	35%
Golf balls	42,985	42,546	439	1%
Accessories and other	55,219	69,415	(14,196)	-20%
Income before income taxes	$ 287,756	$ 285,098	$ 2,658	1%

	Net Sales by Region
						Constant Currency
						Excluding Businesses
	Quarter Ended				Constant Currency	Sold or Transitioned
	March 31,		Growth/(Decline)		Growth vs. 2012(1)	Growth vs. 2012 (1) (2)
	2013	2012	Dollars	Percent	Percent	Percent
Net sales:
United States	$ 159,782	$ 149,699	$ 10,083	7%	7%	16%
Europe	38,296	42,699	(4,403)	-10%	-8%	-4%
Japan	44,126	42,254	1,872	4%	22%	22%
Rest of Asia	20,098	17,997	2,101	12%	10%	9%
Other foreign countries	25,454	32,449	(6,995)	-22%	-20%	-4%
	$ 287,756	$ 285,098	$ 2,658	1%	4%	12%

(1)	Calculated by applying 2012 exchange rates to 2013 reported sales in regions outside the U.S.
(2)	Calculated by applying 2012 exchange rates to 2013 reported sales in regions outside the U.S. and excludes sales related to businesses sold or transitioned to a third party model.

	Operating Segment Information
	Quarter Ended
	March 31,		Growth/(Decline)
	2013	2012	Dollars	Percent
Net sales:
Golf clubs	$ 244,771	$ 242,552	$ 2,219	1%
Golf balls	42,985	42,546	439	1%
	$ 287,756	$ 285,098	$ 2,658	1%

Income before income taxes:
Golf clubs(1)	$ 43,989	$ 32,640	$ 11,349	35%
Golf balls (1)	6,184	1,577	4,607	292%
Reconciling items (2)	(6,044)	(2,707)	(3,337)	123%
	$ 44,129	$ 31,510	$ 12,619	40%

(1)

In connection with the 2012 Cost Reduction Initiatives, the Company's golf club and golf ball operating segments absorbed pre-tax charges of $2.7 million and $0.1 million, respectively, during the quarter ended March 31, 2013. There were no costs associated with the 2012 Cost Reduction Initiatives recorded in the quarter ended March 31, 2012.

(2)	Represents corporate general and administrative expenses and other income (expense) not utilized by management in determining segment profitability.

Callaway Golf Company
Supplemental Financial Information - Non-GAAP Information and Reconciliation
(In thousands, except per share data)
(Unaudited)

Non-GAAP Reconciliation to GAAP Reported Results:
	Quarter Ended March 31,				Quarter Ended March 31,
	2013				2012

	Non-GAAP Callaway Golf (1)	Cost Reduction Initiatives(1) (3)	Non-Cash Tax Adjustment(2)	Total as Reported	Non-GAAP Callaway Golf (1)	Gain on Sale of TF/BH (1)	Non-Cash Tax Adjustment(2)	Total as Reported
Net sales	$ 287,756	$ -	$ -	$ 287,756	$ 285,098	$ -	$ -	$ 285,098
Gross profit	132,718	(2,282)	-	130,436	124,371	-	-	124,371
% of sales	46%	n/a	n/a	45%	44%	n/a	n/a	44%
Operating expenses	89,081	1,227	-	90,308	103,161	(6,616)	-	96,545
Income from operations	43,637	(3,509)	-	40,128	21,210	6,616	-	27,826
Other income, net	4,001	-	-	4,001	3,684	-	-	3,684
Income (loss) before income taxes	47,638	(3,509)	-	44,129	24,894	6,616	-	31,510
Income tax provision (benefit)	18,341	(1,351)	(14,521)	2,469	9,584	2,547	(12,423)	(292)
Net income	29,297	(2,158)	14,521	41,660	15,310	4,069	12,423	31,802
Dividends on convertible preferred stock	783	-	-	783	2,625	-	-	2,625
Net income (loss) allocable to common shareholders	$ 28,514	$ (2,158)	$ 14,521	$ 40,877	$ 12,685	$ 4,069	$ 12,423	$ 29,177

Diluted earnings per share:	$ 0.33	$ (0.02)	$ 0.16	$ 0.47	$ 0.18	$ 0.05	$ 0.14	$ 0.37
Weighted-average shares outstanding:	92,197	92,197	92,197	92,197	84,930	84,930	84,930	84,930

(1)	For comparative purposes, the Company applied an annualized statutory tax rate of 38.5% to derive non-GAAP results.
(2)	Impact of applying statutory tax rate of 38.5% to non-GAAP results.
(3)

Includes costs associated with workforce reductions, costs related to transitioning to a third party model for the U.S. apparel, footwear and uPro GPS businesses and cost associated with the reorganization of the Company's golf ball manufacturing supply chain.

	2013 Trailing Twelve Month Adjusted EBITDA					2012 Trailing Twelve Month Adjusted EBITDA
Adjusted EBITDA:	Quarter Ended					Quarter Ended
	June 30,	September 30,	December 31,	March 31,		June 30,	September 30,	December 31,	March 31,
	2012	2012	2012	2013	Total	2011	2011	2011	2012	Total
Net income (loss)	$ 2,799	$ (86,798)	$ (72,006)	$ 41,660	$ (114,345)	$ (59,066)	$ (62,587)	$ (62,985)	$ 31,802	$ (152,836)
Interest expense, net	884	1,343	1,919	2,157	6,303	207	399	324	817	1,747
Income tax provision (benefit)	2,196	750	3,008	2,469	8,423	45,483	14,854	12,442	(292)	72,487
Depreciation and amortization expense	9,489	8,342	7,835	6,956	32,622	9,311	9,247	10,198	8,745	37,501
Impairment charge	-	17,056	4,877	-	21,933	5,413	-	1,120	-	6,533
Adjusted EBITDA	$ 15,368	$ (59,307)	$ (54,367)	$ 53,242	$ (45,064)	$ 1,348	$ (38,087)	$ (38,901)	$ 41,072	$ (34,568)

Callaway Golf Company
Constant Currency Net Sales Excluding Businesses Sold or Transitioned
(In thousands)
(Unaudited)

	Constant Currency Net Sales Excluding Businesses Sold or Transitioned(F)
	Quarter Ended
	March 31,			First Half			Full Year
	2013	2012	Percent	2013 (F)	2012	Percent	2013 (F)	2012	Percent

Net sales:	$ 287,756	$ 285,098	1%	$ 540,000	$ 566,221	-5%	$ 830,000	$ 834,065	0%
Businesses sold/transitioned	(1,689)	(21,304)		(2,189)	(47,290)		(2,189)	(60,244)
Sales, net of businesses sold/transitioned	286,067	263,794	8%	537,811	518,931	4%	827,811	773,821	7%
Currency impact (1)	8,108	-		17,121	-		37,007	-
Sales, net of businesses sold/transitioned and currency impact	$ 294,175	$ 263,794	12%	$ 554,932	$ 518,931	7%	$ 864,818	$ 773,821	12%

(1)	Calculated by applying 2012 exchange rates to 2013 reported sales in regions outside the U.S.
(F)	Amounts include reported results for the first quarter of 2013 combined with forecasted results for the remainder of the first half/full year.

Callaway Golf Company
Supplemental Financial Information - Non-GAAP Reconciliation
(In thousands, except per share data)
(Unaudited)

2012 Non-GAAP Reconciliation

	Six Months Ended June 30,					Year Ended December 31,
	2012					2012
	Non-GAAP Callaway Golf (1)	Gain on Sale of Top-Flite & Ben Hogan(1)	Cost Reduction Initiatives(1) (3)	Non-Cash Tax Adjustment (2)	Total as Reported	Non-GAAP Callaway Golf (1)	Gain on Sale of Top-Flite & Ben Hogan(1)	Cost Reduction Initiatives(1) (3)	Non-Cash Tax Adjustment (2)	Total as Reported
Net sales	$ 566,221	$ -	$ -	$ -	$ 566,221	$ 834,065	$ -	$ -	$ -	$ 834,065
Gross profit	235,985	-	(961)	-	235,024	284,396	-	(36,228)	-	248,168
% of sales	42%	n/a	n/a	n/a	42%	34%	n/a	n/a	n/a	30%
Operating expenses	200,524	(6,602)	3,710	-	197,632	353,172	(6,602)	17,833	-	364,403
Income (expense) from operations	35,461	6,602	(4,671)	-	37,392	(68,776)	6,602	(54,061)	-	(116,235)
Other expense, net	(887)	-	-	-	(887)	(1,811)	-	-	-	(1,811)
Income (loss) before income taxes	34,574	6,602	(4,671)	-	36,505	(70,587)	6,602	(54,061)	-	(118,046)
Income tax provision (benefit)	13,311	2,542	(1,798)	(12,151)	1,904	(27,176)	2,542	(20,814)	50,348	4,900
Net income (loss)	21,263	4,060	(2,873)	12,151	34,601	(43,411)	4,060	(33,247)	(50,348)	(122,946)
Dividends on convertible preferred stock	5,250	-	-	-	5,250	8,447	-	-	-	8,447
Net income (loss) allocable to common shareholders	$ 16,013	$ 4,060	$ (2,873)	$ 12,151	$ 29,351	$ (51,858)	$ 4,060	$ (33,247)	$ (50,348)	$ (131,393)

Diluted earnings (loss) per share:	$ 0.25	$ 0.05	$ (0.03)	$ 0.14	$ 0.41	$ (0.77)	$ 0.06	$ (0.50)	$ (0.75)	$ (1.96)
Weighted-average shares outstanding:	84,950	84,950	84,950	84,950	84,950	67,061	67,061	67,061	67,061	67,061

(1)	For comparative purposes, the Company applied an annualized statutory tax rate of 38.5% to derive non-GAAP results.
(2)	Current period impact of applying statutory tax rate of 38.5% to non-GAAP results.
(3)

Includes costs associated with workforce reductions, costs related to transitioning to a third party model for the U.S. apparel, footwear and uPro GPS businesses and cost associated with the reorganization of the Company's golf ball manufacturing supply chain.

2013 Non-GAAP Reconciliation

The non-GAAP estimates of operating income, net income and earnings per share for the full year of 2013 exclude pre-tax carryover charges of $10.9 million (or $0.09 per share) related to the Company's 2012 Cost Reduction Initiatives.  The non-GAAP estimates of operating income, net income and earnings per share for the first half of 2013 exclude pre-tax carryover charges of $8.9 million (or $0.06 per share) related to the Company's 2012 Cost Reduction Initiatives. Additionally, the Company's non-GAAP estimates assume a tax rate of 38.5%.